FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                               The Equitable of Colorado, Inc.

Address of Principal
Business Office:                    370 17th Street, Suite 4950
                                    Denver, Colorado 80202

Telephone Number:                   (303) 892-5700

Name and Address of Agent for Service of Process:
                                    Joseph G. Williams, Jr.
                                    Vice President and Associate General Counsel
                                    The Equitable Life Assurance Society
                                    of the United States
                                    1290 Avenue of the Americas, 12th Floor
                                    New York, NY 10104

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
Yes [X]      No [ ]




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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city and state of New York on the 12th day of February, 1999.


[SEAL]

                                    Signature    SEPARATE ACCOUNT VA OF
                                                 THE EQUITABLE OF COLORADO, INC.

                                    By           THE EQUITABLE OF COLORADO, INC.

                                    By           /s/     Naomi J. Weinstein
                                                 -------------------------------
                                                 Name:   Naomi J. Weinstein
                                                 Title:  Vice President



Attest:       /s/     Linda Galasso
              ------------------------
              Name:   Linda Galasso
              Title:  Vice President and Secretary